EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Monday, July 31, 2006
8:30 A.M. CDT
BELO ANNOUNCES FUTURE RETIREMENT OF TWO DIRECTORS
FROM THE COMPANY’S BOARD
     DALLAS — Belo Corp. (NYSE: BLC) announced today that Roger A. Enrico and William T. Solomon will retire from the Company’s Board of Directors in 2007 and 2008, respectively, after many years of distinguished service.
     Mr. Enrico, chairman of the board of DreamWorks Animation SKG and former chairman and chief executive officer of PepsiCo, Inc., has served on Belo’s Board since 1995. Enrico currently serves as chairman of the Nominating and Corporate Governance Committee and as a member of the Board’s Executive Committee. His retirement from Belo’s Board is expected to become effective at the Company’s Annual Meeting of Shareholders in May 2007.
     Mr. Solomon, chairman of the board of Austin Industries, Inc., intends to retire at the Company’s Annual Meeting of Shareholders in May 2008 when he will be 65 and will have completed 25 years of service. Mr. Solomon is currently a member of the Board’s Nominating and Corporate Governance Committee and in past years has chaired the Compensation and Executive Committees.
     “Bill’s and Roger’s service as directors has been invaluable to Belo for many years,” said J. McDonald Williams, the Board’s Lead Director and chairman of its Executive Committee. “The Company and the Board have benefited greatly from their contributions and experience. We respect their personal decisions to retire and look forward to serving with them for the balance of their tenure.”
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Belo Announces Future Retirement of Two Directors
July 31, 2006
Page Two
About Belo
     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,700 employees and $1.5 billion in annual revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults and the fast-growing Hispanic market, including Quick and Al Día in Dallas/Fort Worth, and El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.